Exhibit (a)(1)(I)

FOR IMMEDIATE RELEASE

LS CORP. AND LS CABLE ANNOUNCE

ANTITRUST CLEARANCES IN THREE COUNTRIES

FOR SUPERIOR ESSEX TENDER OFFER

SEOUL, KOREA, July 21, 2008 – LS Corp. and its subsidiary LS Cable Ltd. announced today that the relevant antitrust waiting periods have expired or clearances have been obtained in the United States, Germany and Spain with respect to their subsidiary’s pending $45.00 per share cash tender offer for all outstanding shares of Superior Essex Inc. (NASDAQ: SPSX). As a result, the only remaining antitrust condition of the tender offer is clearance by the relevant authorities in China. The review period in China is scheduled to expire at 5:30 AM (New York time) on Thursday, July 31, 2008.

The tender offer is scheduled to expire at 5:00 PM (New York time) on Wednesday, July 30, 2008, unless extended. Subject to the timely receipt of the clearance in China and the satisfaction of all other conditions to the tender offer, including the minimum tender condition, LS Corp. expects that all Superior Essex shares that have been validly tendered and not withdrawn prior to the expiration of the tender offer will be accepted for payment prior to 9:00 AM (New York time) on Thursday, July 31, 2008.

The terms and conditions of the tender offer are set forth in the Offer to Purchase dated July 1, 2008 and the related Letter of Transmittal.

About LS Cable

LS Cable, a newly established and wholly owned subsidiary of LS Corp., is a leading wire and cable manufacturer with headquarters located in Korea. LS Cable has 3,300 employees and more than 15 manufacturing sites located in 10 countries, with operations on three continents. LS Cable provides a wide range of power and communications cable solutions for the energy infrastructure, construction, automotive, railway, telecommunication and electronic industries. With high, medium and low voltage power cables, LS Cable meets its customers’ demands for cable and cable systems for power transmission and distribution in energy infrastructure and related industries.

LS Cable also serves the needs of customers for optical communication, which is the platform of broadband networks. LS Cable offers various optical cables and optical fibers of single and multi mode for LAN, access, long distance and metropolitan networks. LS Cable supplies coaxial cables, UTP cables and FTTH (Fiber to The Home) solutions for rapid and massive data transmission. For more information about LS Cable, please visit www.lscable.com.

LS Corp. (formerly know as LS Cable Ltd.) was founded in Korea in 1962 and it became a listed company on the Stock Market Division of Korea Exchange (formerly known as Korea Stock Exchange) in June 1977. As previously announced, on July 2, 2008, LS Corp. effected an internal corporate structure change, whereby LS Corp. changed its name from “LS Cable Ltd.” to “LS Corp.” and transferred the assets and liabilities of its wire and cable business into a newly established wholly owned subsidiary named “LS Cable Ltd.”

Forward-Looking Statements and Risk Factors

This press release contains certain forward-looking statements with respect to the completion of the tender offer. Completion of the tender offer is subject to conditions, including satisfaction of a minimum tender condition and the receipt of regulatory approvals, and there can be no assurances that those conditions will be satisfied and that the tender offer will be completed. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements contained herein are made only as of the date hereof, and we do not undertake to update these statements to reflect subsequent events or developments, except as required by federal securities law including SEC rules.

Contacts:

For LS Cable:

Kekst and Company

Kimberly Kriger or Victoria Weld

212-521-4800

Information Agent:

MacKenzie Partners, Inc.

(212) 929-5500 (call collect) or (800) 322-2885 (toll free)

tenderoffer@mackenziepartners.com

Dealer Manager:

Macquarie Capital (USA) Inc.

(800) 560-1531 (toll free)

LS Cable Ltd.

Dong Hee Keum

+82-2-2189-9302

+82-2-2189-9597

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